Exhibit 10.40

FORM OF

TAX SHARING AND DISAFFILIATION AGREEMENT

Tax Sharing And Disaffiliation Agreement dated as of August 2, 2002, by and between The Titan Corporation, a Delaware corporation (“Titan”), and SureBeam Corporation, a Delaware corporation (“SureBeam”).

Recitals

Whereas, SureBeam is a first tier subsidiary of Titan;

Whereas, Titan is the common parent of an affiliated group of corporations within the meaning of Section 1504(a) of the Code, which currently files consolidated federal income Tax Returns and which includes SureBeam as a member of that consolidated group;

Whereas, pursuant to the Exchange Agreement dated as of December 31, 2001 and the Exchange Agreement dated February 1, 2002 by and between Titan and SureBeam Titan has recapitalized its debt in SureBeam into equity (the “Recapitalization”), and it is contemplated that Titan will convert its Class B Common Stock into Class A Common Stock (the “Conversion”), and it is further contemplated that, following receipt of a favorable ruling from the Internal Revenue Service or tax opinions from Titan’s tax advisors, Titan will distribute to the holders of Titan Common Stock all of the outstanding shares of SureBeam Common Stock owned by Titan, with cash distributed in lieu of fractional shares of SureBeam Common Stock (the “Distribution”);

Whereas, Titan and SureBeam intend that the Recapitalization and the Conversion will qualify as one or more reorganizations within the meaning of Section 368(a) of the Code, and the Distribution will qualify as a distribution described in Section 355 of the Code, and none of the Recapitalization, the Conversion or the Distribution will result in the recognition of any taxable gain or income to Titan or any shareholder of Titan (except to the extent of cash received in lieu of any fractional shares of SureBeam Common Stock);

Whereas, after the Distribution Date, SureBeam will cease to be a member of the Titan Affiliated Group for federal income Tax purposes;

Whereas, members of the SureBeam Group and members of the Titan Group desire on behalf of themselves and their successors to set forth their rights and obligations with respect to Taxes for periods on and after the Distribution Date; and

Whereas, Titan and SureBeam are parties to a Tax Allocation Agreement dated August 4, 2002, that is not amended or modified in any respect by this Agreement.

Now, Therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1  For the purposes of this Agreement:

“Acquisition Proposal” shall mean any proposal, plan, agreement or arrangement contemplating (i) any merger, consolidation, reorganization, recapitalization or similar transaction involving SureBeam, or (ii) any transfer of or issuance of stock or other securities of SureBeam.  For the purposes of this paragraph, “stock” shall have the meaning given to that term in Section 355(e) of the Code.

“Agreement” shall mean this Tax Sharing and Disaffiliation Agreement as the same may be amended from time to time.

“Applicable Federal Rate” shall have the meaning set forth in Section 1274(d) of the Code, compounded quarterly.

“Claim” shall have the meaning set forth in Section 5.3(a) of this Agreement.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Controlling Party” shall have the meaning set forth in Section 5.1 of this Agreement.

“Conversion” shall have the meaning set forth in the third recital.

“Distribution” shall have the meaning set forth in the third recital.

“Distribution Date” shall mean the date of the Distribution of SureBeam common stock to the holders of Titan common stock.

“Equity Transaction” shall mean (a) the grant, offer for sale, sale or issuance of (i) any stock of SureBeam, (ii) any debt security of SureBeam convertible or exchangeable into stock of SureBeam, (iii) any option, warrant, or other right to subscribe for any stock of SureBeam, provided, however, that Equity Transaction shall not include the grant, offer, sale or issuance of compensatory equity arrangements that meet the criteria set forth in Temporary Treasury Regulation §1.355-7T(g)(3)(ii), or any successor regulation thereto; (b) any redemption, retirement, repurchase, cancellation or other transaction that reduces the number of shares of SureBeam Common Stock outstanding; or (c) any consideration, discussions, negotiations, provision of confidential information relating to SureBeam or the SureBeam Business to any party regarding, or the solicitation of or encouragement of any Acquisition Proposal.  For the purposes of this paragraph, “stock” shall have the meaning given to that term in Section 355(e) of the Code.

“Filing Party” shall have the meaning set forth in Section 4.1 of this Agreement.

“Final Determination” shall mean with respect to any issue (i) a decision, judgment, decree or other order by any court of competent jurisdiction, which decision, judgment, decree or other order has become final and not subject to further appeal, (ii) a closing agreement (whether or not entered into under Section 7121 of the Code) or any other binding settlement agreement (whether or not with the IRS) entered into in connection with or in contemplation of an administrative or judicial proceeding, or (iii) the completion of the highest level of administrative proceedings if a judicial contest is not or is no longer available.

“Indemnitor” shall have the meaning set forth in Section 5.2 of this Agreement.

“IRS” shall mean the Internal Revenue Service of the United States.

“Liable Party” shall have the meaning set forth in Section 4.1 of this Agreement.

“Post-Distribution Period” shall mean any taxable year or other taxable period beginning after the Distribution Date and, in the case of any taxable year or other taxable period that begins before and ends after the Distribution Date, that part of the taxable year or other taxable period that begins at the beginning of the day after the Distribution Date.

“Pre-Distribution Period” shall mean any taxable year or other taxable period that ends on or before the Distribution Date and, in the case of any taxable year or other taxable period that begins before and ends after the Distribution Date, that part of the taxable year or other taxable period through the close of the Distribution Date.

“Recapitalization” shall have the meaning set forth in the third recital.

“Representation Letters” shall mean the representation letters and any other materials (including, without limitation, the ruling request and the supplemental submissions to the IRS) delivered or deliverable by Titan and others in connection with the issuance by the IRS of the Tax Rulings or in connection with any tax opinions requested by Titan from its tax advisors relating to the Tax Rulings, the Recapitalization, the Conversion, the Distribution, or any event occurring during the period SureBeam was a member of the Titan Affiliated Group.

“Restructuring Taxes” shall mean any Taxes and other liabilities, including, without limitation, liability to stockholders of Titan and the costs of defending against the imposition of such taxes and other liabilities, imposed as a result of a Final Determination that (i) the Recapitalization and/or the Conversion failed to qualify as a reorganization within the meaning of Section 368 (a) of the Code; (ii) the Distribution failed to qualify as a distribution described in Section 355 of the Code, or (iii) any stock or securities of SureBeam failed to qualify as “qualified property” within the meaning of Section 355(c)(2) of the Code because of the application of Section 355(d) or Section 355(e) of the Code to the Distribution.

“Retained Business” shall mean the business conducted by Titan, excluding only the SureBeam Business.

“SureBeam” shall have the meaning set forth in the preamble to this Agreement.

“SureBeam Business” shall mean the business conducted by SureBeam and any direct or indirect subsidiary of SureBeam.

“SureBeam Group” shall mean, for any period, the affiliated group of corporations as defined in Section 1504(a) of the Code, or similar group of entities as defined under corresponding provisions of the laws of other jurisdictions, of which SureBeam would be the common parent corporation if it were not a subsidiary of Titan, and any corporation or other entity which may be, may have been or may become a member of such group from time to time.

“SureBeam Indemnified Parties” shall mean each member of the SureBeam Group and their respective directors, officers and employees.

“SureBeam Tainting Act” shall mean:

(a)           any inaccuracy or breach of any representation, warranty, or covenant that is made by SureBeam pursuant to Section 2.1 of this Agreement.

(b)           any action (or failure to take any reasonably available action) by any member of the SureBeam Group; or

(c)           any acquisition or other transaction involving the capital stock of SureBeam (other than the Recapitalization, Conversion or Distribution).

“SureBeam Taxes” shall mean (i) any Taxes that are attributable to the SureBeam Group, (ii) Restructuring Taxes allocable to SureBeam under Section 3.4, and (iii) an amount equal to the product of (x) any Restructuring Taxes allocable to SureBeam payable under (ii) hereof plus any amount payable by SureBeam under this (iii), and (y) the highest marginal effective federal and California state income tax rates applicable to a corporation.

“Tax” (and with correlative meaning, “Taxes” and “Taxable”) shall mean any federal, state, local or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorum, value-added, transfer, stamp, or environmental tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any governmental authority.

“Tax Allocation Agreement” shall mean the Tax Allocation Agreement dated as of August 4, 2000 by and between Titan and SureBeam.

“Tax Benefits” shall mean benefits taken into account in computing the tax liability of a member of either the SureBeam Group or the Titan Group, including the benefit of the graduated tax rates of Section 11 of the Code, as well as any similar or corresponding benefits under state or local tax law.

“Tax Item” shall mean any item of income, gain, loss, deduction, credit, provisions for reserves, recapture of credit, receipt, proceeds or any other item or event that increases or decreases Taxes paid or payable, including an adjustment under Section 481 of the Code resulting from a change in accounting method.

“Tax Return” shall mean any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

“Tax Rulings” shall mean the rulings by the IRS requested by Titan in connection with the Distribution.

“Titan” shall have the meaning set forth in the preamble to this Agreement.

“Titan Affiliated Group” shall mean the corporations included in the affiliated group, as defined in Section 1504 of the Code, of which Titan is the common parent, and any successor group.

“Titan Group” shall mean, for any period, the affiliated group of corporations as defined in Section 1504(a) of the Code, or similar groups of entities as defined under corresponding provisions of the laws of other jurisdictions, of which Titan is the common parent corporation, and any corporation or other entity which may be, may have been or may become a member of such group from time to time, but excluding any member of the SureBeam Group.

“Titan Indemnified Parties” shall mean each member of the Titan Group and their respective directors, officers and employees.

“Titan Tainting Act” shall mean:

(a)           any inaccuracy or breach of any representation, warranty, or covenant that is made by Titan pursuant to Section 2.2 of this Agreement;

(b)           any action (or failure to take any reasonably available action) by any member of the Titan Group;

(c)           any acquisition or other transaction involving the capital stock of Titan (other than the Distribution).

“Titan Taxes” shall mean (i) any Taxes that are attributable to the Titan Group and (ii) Restructuring Taxes allocable to Titan under Section 3.4.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

2.1  Surebeam. SureBeam hereby represents and warrants that: (i) it has examined the Tax Rulings and the Representation Letters, and (ii) the facts set forth therein, and the representations made therein, to the extent descriptive of the SureBeam Group or the SureBeam Business and not descriptive of the Titan Group (including, without limitation, the facts and representations in the Representation Letters and the Tax Rulings or tax opinions, as applicable, to the extent that they relate to the SureBeam Group or the SureBeam Business, and the plans, proposals, intentions and policies of the SureBeam Group and the SureBeam Business) were true, correct and complete in all material respects when the Tax Rulings were issued, and will be true, correct and complete in all material respects on the Distribution Date.

2.2  Titan. Titan hereby represents and warrants that (i) it has examined the Tax Rulings and the Representation Letters, and (ii) the facts set forth therein, and the representations made therein, to the extent descriptive of the Titan Group or the Retained Business and not descriptive of the SureBeam Group or the SureBeam Business (including, without limitation, the facts and representations in the Representation Letters and the Tax Rulings or tax opinions, as applicable, to the extent that they relate to the Titan Group or the Retained Business and do not relate to the SureBeam Group or the SureBeam Business, and the plans, proposals, intentions and policies of the Titan Group and the Retained Business, and not of the SureBeam Group or the SureBeam Business) were true, correct and complete in all material respects when the Tax Rulings were issued, and will be true, correct and complete in all material respects on the Distribution Date.

ARTICLE III

TAX RETURNS, TAX PAYMENTS AND TAX SHARING OBLIGATIONS

3.1  Obligations To File Tax Returns.

(a)           Titan shall timely file or cause to be filed all Tax Returns with respect to the SureBeam Group that (i) are due on or before the Distribution Date or (ii) are for any Pre-Distribution Period and are filed on a consolidated, combined or unitary basis and include any member of the SureBeam Group, on one hand, and any member of the Titan Group, on the other hand (except, in all cases, with respect to any member of the SureBeam Group for which Titan would not have filed or cause to be filed a Tax Return in accordance with past practice). SureBeam shall timely file or cause to be timely filed any other Tax Return with respect to the SureBeam Group.

(b)           Titan shall timely file or cause to be timely filed all Tax Returns with respect to the Titan Group.

3.2  Obligation To Remit Taxes. Titan and SureBeam shall each remit or cause to be remitted any Taxes due in respect of any Tax Return it is required to file or cause to be filed pursuant to Section 3.1, and shall be entitled to reimbursement for such payments to the extent provided in Section 3.3.

3.3  Tax Sharing Obligations.

(a)           SureBeam shall be liable for and pay, and shall indemnify, defend, and hold harmless Titan and the Titan Indemnified Parties from and against, any and all loss, cost, damage or expense, including reasonable attorneys’ fees and costs incurred or suffered by Titan or one or more of the Titan Indemnified Parties in connection with, relating to, arising out of or due to, directly or indirectly (i) any SureBeam Taxes and (ii) any amount determined to be SureBeam’s liability under Section 3.4. SureBeam shall be entitled to any refund of or credit for Taxes for which SureBeam is responsible under this Section 3.3(a).

(b)           Titan shall be liable for and pay, and shall indemnify, defend, and hold harmless SureBeam and the SureBeam Indemnified Parties from and against, any and all loss, cost, damage or expense, including reasonable attorneys’ fees and costs incurred or suffered by SureBeam or one or more of the SureBeam Indemnified Parties in connection with, relating to, arising out of, or due to, directly or indirectly (i) any Titan Taxes and Titan shall be entitled to any refund of or credit for Taxes for which Titan is responsible under this Section 3.3(b).

(c)           Except as set forth in this Agreement or the Tax Allocation Agreement and in consideration of the mutual indemnities and other obligations of this Agreement, any and all prior Tax sharing agreements or practices between any member of the Titan Group and any member of the SureBeam Group shall be terminated with respect to the SureBeam Group as of the Distribution Date.

3.4  Restructuring Taxes.

(a)           SureBeam and Titan shall each be liable for 50% of Restructuring Taxes that are imposed as a result of neither a SureBeam Tainting Act nor a Titan Tainting Act.  In the case of the imposition of a Restructuring Tax where there is both a SureBeam Tainting Act and a Titan Tainting Act, and each of the SureBeam Tainting Act and the Titan Tainting Act would alone be sufficient to result in the imposition of such Restructuring Tax, SureBeam and Titan shall each be liable for 50% of such Restructuring Tax.  In the case of a Restructuring Tax that would not have been imposed but for the existence of both a SureBeam Tainting Act and a Titan Tainting Act, SureBeam and Titan shall be liable for such Restructuring Tax to the extent the SureBeam Tainting Act and the Titan Tainting Act, respectively, contributed to the imposition of such Restructuring Tax.

(b)           Except as described in Section 3.4(a), SureBeam shall be liable for Restructuring Taxes imposed as a result of a SureBeam Tainting Act.

(c)           Except as described in Section 3.4(a), Titan shall be liable for Restructuring Taxes imposed as a result of a Titan Tainting Act.

3.5  Additional SureBeam Equity Financing.  Notwithstanding Section 3.4, (a) any Equity Transaction by SureBeam during the two year period following the Distribution Date and (b) any shareholder vote contemplated by Section 6(b)(ii) of the Certificate of Incorporation of SureBeam; shall be subject to the prior written consent of Titan, which consent shall not be unreasonably withheld but which consent may be conditioned upon the receipt by Titan of (i) a legal opinion or tax opinion in form and substance satisfactory to Titan of a reputable tax counsel or tax adviser of national reputation reasonably satisfactory to Titan which opinion has been concurred in by Titan’s tax counsel or advisors or (ii) a favorable ruling from the Internal Revenue Service, in each case to the effect that the proposed issuances of stock should not result in the imposition of any Restructuring Taxes.

3.6  Period That Includes The Date Of Distribution.

(a)           To the extent permitted by law or administrative practice, the taxable year of the SureBeam Group shall be treated as closing at the close of the Distribution Date.

(b)           If it is necessary for purposes of this Agreement to determine the SureBeam Taxes or Titan Taxes for a taxable year that begins on or before and ends after the Distribution Date and is not treated under Section 3.6(a) as closing at the close of the Distribution Date, the determination shall be made by assuming that such taxable year ended on a “closing of the books” basis at the close of the Distribution Date, except that exemptions, allowances or deductions that are calculated on an annual basis shall be apportioned on a time basis.

ARTICLE IV

PAYMENTS

4.1  General Tax Payments. With respect to any Taxes for which one party (the “Liable Party”) is liable under Section 3.3 and that are to be remitted in connection with Tax Returns to be filed by the other party (the “Filing Party”) after the Distribution Date pursuant to Sections 3.1 and 3.2, (i) upon the request of the Filing Party, the Liable Party shall promptly provide to the Filing Party all information necessary to enable the Filing Party to file such Tax Returns and (ii) assuming compliance by the Liable Party with the Liable Party’s obligations under clause (i) (or written waiver by the Filing Party of such compliance), the Filing Party shall, not later than ten (10) days prior to the due date for remitting such Taxes (or, if the due date is within sixty (60) days after the Distribution Date, as promptly following the Distribution Date as possible) provide the Liable Party with a written request showing in reasonable detail the calculation of the amount of such Liable Party’s Taxes (and any other amounts) owing by the Liable Party to the Filing Party pursuant to this Agreement.  Subject to Section 4.2 which provides for payments due as a result of a Final Determination, the Liable Party shall have the right to object in writing to such calculation on or before sixty (60) days after the date on which such request is provided to the Liable Party, on the grounds that there is substantial authority that such calculation is incorrect; provided that if the Liable Party so objects, (i) the Filing Party and the Liable Party shall promptly submit the dispute to an independent accounting or law firm acceptable to both the Filing Party and the Liable Party for prompt resolution, whose decision shall be final and binding on the Filing Party and the Liable Party, and (ii) the party that such accounting or law firm determines has lost the dispute shall pay all of the fees and expenses incurred in connection with submitting such dispute. The Liable Party shall pay to the Filing Party any amount not in dispute on or before the thirtieth (30th) day following the receipt of such request by the Liable Party, with additional amounts to be paid by the Liable Party (together with interest at the Applicable Federal Rate accruing from the date on which such Return is filed) promptly upon resolution of any objection.

4.2  Other Payments. Other payments due to a party under Section 3.3 shall be due not later than twenty (20) days after the receipt or crediting of a refund or the receipt of notice of a Final Determination to the effect that the indemnified party is liable for an indemnified cost, together with interest at a rate equal to the Applicable Federal Rate from the date on which the indemnifying party receives such receipt, credit or notice.

4.3  Notice. Titan and SureBeam shall give each other prompt written notice of any payment that may be due under this Agreement.

ARTICLE V

TAX AUDITS

5.1  General. Except as otherwise provided in this Agreement, each of SureBeam and Titan (as the case may be, the “Controlling Party”) shall have sole responsibility for all audits or other proceedings with respect to Tax Returns that it is required to file under Section 3.1. Except as provided in Section 5.3, the Controlling Party shall have the sole right to contest the audit or proceeding and to employ advisors of its choice.

5.2  Indemnified Claims In General. Titan or SureBeam shall promptly notify the other in writing upon the receipt of an actual oral or written notice from any relevant Taxing authority of any proposed adjustment to a Tax Return that may result in liability of the other party (the “Indemnitor”) under this Agreement. If the Indemnitor is not also the Controlling Party, the Controlling Party shall provide the Indemnitor with information about the nature and amounts of the proposed adjustments and, subject to additional rights of the Indemnitor in certain circumstances under Section 5.3 of this Agreement, shall permit the Indemnitor to participate in the proceeding at the Indemnitor’s own expense; provided, however, that the Controlling Party shall not be required to indemnify the Indemnitor if the Controlling Party fails to notify or provide such information to the Indemnitor, unless the Indemnitor is materially prejudiced thereby. The Indemnitor shall pay all (or, in the case of Restructuring Taxes for which liability is shared under Section 3.4(a) of this Agreement, a portion based on the Indemnitor’s share of such Restructuring Taxes) reasonable expenses (including, but not limited to, legal and accounting fees) incurred by the Controlling Party in connection with the assessment or adjustment within seven (7) days after a written request by the Controlling Party.

5.3  Certain Federal Income Tax Claims.

(a)           Any issues (other than issues relating to Restructuring Taxes for which liability is shared under Section 3.4(a), which shall be excluded from the provisions of this Section 5.3) raised by the IRS in any Tax inquiry, audit, examination, investigation, dispute, litigation or other proceeding that would result in liability to the Indemnitor under this Agreement that in the aggregate would equal or exceed $250,000 with respect to any taxable year are defined as a Claim (a “Claim”). Except as provided in Section 5.3(d) and notwithstanding any other provision of this Agreement that may be construed to the contrary, the Controlling Party agrees to contest any Claim and not to settle any Claim without prior written consent of the Indemnitor, provided that (i) the Controlling Party shall provide notice to Indemnitor pursuant to Section 5.2 of any Claim, (ii) within thirty (30) days after such notice is received by the Indemnitor, the Indemnitor shall request in writing that such Claim be contested and the Indemnitor shall provide an opinion of independent tax counsel, selected by the Indemnitor and reasonably acceptable to the Controlling Party, to the effect that it is more likely than not that a Final Determination will be substantially consistent with the Indemnitor’s position relating to such Claim, (iii) the Indemnitor shall agree to pay (and shall pay) on demand all out-of-pocket costs, losses and expenses (including, but not limited to, reasonable legal and accounting fees) paid or incurred by the Controlling Party in connection with contesting such Claim, and (iv) the Controlling Party, after reasonable consultation with the Indemnitor, shall determine in the Controlling Party’s sole discretion the nature of all actions to be taken to contest such Claim, including (x) whether any action to contest such Claim shall initially be by way of judicial or administrative proceeding, or both, (y) whether any such Claim shall be contested by resisting payment thereof or by paying the same and seeking a refund thereof, and (z) the court or other judicial body before which judicial action, if any, shall be commenced. To the extent the Indemnitor is not participating, the Controlling Party shall keep the Indemnitor (and, upon request by the Indemnitor, its counsel) informed as to the progress of the contest.

(b)           If the Indemnitor requests that the Controlling Party accept a settlement of a Claim offered by the IRS and if such Claim may, in the reasonable discretion of the Controlling Party, be settled without prejudicing any claims the IRS may have with respect to matters unrelated to the Claim, the Controlling Party shall either accept such settlement offer or agree with the Indemnitor that the Indemnitor’s liability with respect to such Claim shall be limited to the lesser of (i) an amount calculated on the basis of such settlement offer plus interest owed to the IRS on the date of eventual payment or (ii) the amount calculated on the basis of a Final Determination.

(c)           If the Controlling Party shall elect to pay the Tax claimed and seek a refund, the Indemnitor shall lend sufficient funds on an interest-free basis to the Controlling Party (with no net after-tax cost to the Controlling Party), to cover any applicable indemnity obligations of the Indemnitor. To the extent such refund claim is ultimately disallowed, the loan or portion thereof equal to the amount of the refund claim so disallowed shall be applied against the Indemnitor’s obligation to make indemnity payments pursuant to this Agreement. To the extent such refund claim is allowed, the Controlling Party shall pay to the Indemnitor all amounts advanced to the Controlling Party with respect to the indemnity obligation within ten (10) days of the receipt of such refund (or if the Controlling Party would have received such refund but for the existence of a counterclaim or other claim not indemnified by the Indemnitor under this Agreement, within ten (10) days of the final resolution of the contest), plus an amount equal to any interest received (or that would have been received) from the IRS that is properly attributable to such amount.

(d)           Except as provided below, the Controlling Party shall not settle a Claim that the Indemnitor is entitled to require the Controlling Party to contest under Section 5.3(a) without the prior written consent of the Indemnitor. At any time, whether before or after commencing to take any action pursuant to this Section 5.3 with respect to any Claim, the Controlling Party may decline to take action with respect to such Claim and may settle such Claim without the prior written consent of the Indemnitor by notifying the Indemnitor in writing that the Indemnitor is released from its obligations to indemnify the Controlling Party with respect to such Claim (which notification shall release the Indemnitor from such obligations except to the extent the Indemnitor has agreed in writing that it would be willing to have its liability calculated on the basis of a settlement offer, as provided in Section 5.3(b), at that point in the contest) and with respect to any Claim related to such Claim or based on the outcome of such Claim. If the Controlling Party settles any Claim or otherwise takes or declines to take any action pursuant to this paragraph, the Controlling Party shall pay to the Indemnitor any amounts paid or advanced by the Indemnitor with respect to such Claim (other than amounts payable by the Indemnitor in connection with a settlement offer pursuant to Section 5.3(b)), plus interest attributable to such amounts.

ARTICLE VI

COOPERATION

6.1  General. Titan and SureBeam shall cooperate with each other in the filing of any Tax Returns and the conduct of any audit or other proceeding and each shall execute and deliver such powers of attorney and make available such other documents as are reasonably necessary to carry out the intent of this Agreement. Each party agrees to notify the other party in writing of any audit adjustments that do not result in Tax liability but can be reasonably expected to affect Tax Returns of the other party, or any of its Subsidiaries, for a Post-Distribution Period. Each party agrees to treat the Recapitalization , the Conversion and the Distribution for all income Tax purposes as not causing the recognition of any income, gain or loss (except with respect to the payment of cash in lieu of fractional shares).  Each party agrees to prepare and file their Tax Returns for all periods on a basis consistent with the positions taken on the Tax Returns filed by Titan during the period SureBeam was a member of the Titan Affiliated Group.  Further, each party agrees to cooperate with the other to promptly provide such Representation Letters as shall be reasonably requested.

6.2  Cooperation With Respect To Tax Return Filings, Examinations And Tax Related Controversies.

(a)           In addition to any obligations imposed pursuant to the Reorganization Agreement, each member of the Titan Group shall fully cooperate with SureBeam and its representatives, in a prompt and timely manner, in connection with (i) the preparation and filing of and (ii) any inquiry, audit, examination, investigation, dispute, or litigation involving, any Tax Return required to be filed by SureBeam pursuant to this Agreement, by or for any member of the SureBeam Group.

(b)           SureBeam shall fully cooperate with Titan and its representatives, in a prompt and timely manner, in connection with (i) the preparation and filing of and (ii) any inquiry, audit, examination, investigation, dispute, or litigation involving, any Tax Return required to be filed by Titan pursuant to this Agreement. Such cooperation shall include, but not be limited to, (x) the execution and delivery to Titan by SureBeam of any power of attorney required to allow Titan and its counsel to participate in or control any inquiry, audit or other administrative proceeding and to assume the defense or prosecution, as the case may be, of any suit, action or proceeding pursuant to the terms of and subject to the conditions set forth in Article V of this Agreement, and (y) making available to Titan, during normal business hours, and within fifteen (15) days of any written request therefor, all books, records and information, and the assistance of all officers and employees, necessary or useful in connection with any Tax inquiry, audit, examination, investigation, dispute, litigation or any other matter.

ARTICLE VII

RETENTION OF RECORDS; ACCESS

The Titan Group and the SureBeam Group shall:

7.1  retain (for a minimum of five (5) years) records, documents, accounting data and other information (including computer data) necessary for the preparation and filing of all Tax Returns in respect of Taxes of the Titan Group or the SureBeam Group or for the audit of such Tax Returns; and

7.2  give to the other reasonable access to such records, documents, accounting data and other information (including computer data) and to its personnel (insuring their cooperation) and premises, for the purpose of the current or potential review or audit of such Tax Returns to the extent relevant to an obligation or liability of a party under this Agreement or applicable law. At any time after the Distribution Date if either the SureBeam Group or the Titan Group proposes to destroy such records, documents, accounting data or other information, the party proposing to destroy documents shall first notify the other party in writing and such party shall be entitled to receive such records, documents, accounting data or other information proposed to be destroyed.

ARTICLE VIII

DISPUTES

If Titan and SureBeam cannot agree on any calculation of any liabilities under this Agreement, such calculation shall be made by any independent public accounting firm acceptable to both Titan and SureBeam. The decision of such firm shall be final and binding. The fees and expenses incurred in connection with such calculation shall be borne by the party that such independent public accounting firm determines has lost the dispute.

ARTICLE IX

TERMINATION OF LIABILITIES

Notwithstanding any other provision in this Agreement, any liabilities determined under this Agreement shall survive indefinitely.

ARTICLE X

MISCELLANEOUS PROVISIONS

10.1                        Co-ordination With Existing Agreement.  It is acknowledged that, the Tax Allocation Agreement shall continue in effect with respect to any tax year for which consolidated federal income tax returns are filed by the Titan Consolidated Group and for state income tax purposes with respect to any tax year for which combined, consolidated or unitary tax returns are filed by the Titan Consolidated Group, as those terms are defined in such Tax Allocation Agreement.

10.2        Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of California as such laws are applied to agreements between California residents entered into and performed entirely in California.

10.3        Entire Agreement; Amendment.  This Agreement, including any and all attachments or exhibits hereto, constitutes the entire, final and exclusive understanding and agreement between the parties with respect to the subject matter hereof.  This Agreement may be amended, waived, discharged or terminated only by written agreement of the parties.

10.4        Severability  In case any provision of this Agreement shall be invalid, illegal or unenforceable, the parties intend that (a) in lieu of such provision there be added as part of this Agreement a provision as similar in terms to such invalid, illegal or unenforceable provision as may be possible and be valid, legal and enforceable and (b) the validity, legality and enforceability of the remaining provisions, or any subsequent applications thereof, shall not in any way be affected or impaired thereby.

10.5        Binding Effect, Assignment, Etc.  This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their permitted assigns and successors in interest.  No party may assign any right, or delegate any obligation hereunder without the express prior written consent of Titan.

10.6        Delays or Omissions.  It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring.  All remedies, either under this Agreement, by law, or otherwise afforded to any party, shall be cumulative and not alternative.

10.7        Captions.  Titles or captions of Sections and paragraphs contained in this Agreement are inserted only as a matter of convenience and for reference, and in no way define, limit, extend, or describe the scope of this Agreement or the intent of any provision hereto.

10.8        Number and Gender.  Whenever required by the context, the singular number shall include the plural, the plural number shall include the singular, and the gender of any pronoun shall include all genders.

10.9        Notices.  Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified; (b) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day; or (c) upon deposit with the United States Post Office, by registered or certified mail, postage prepaid and addressed to the party to be notified parties; or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt at the address indicated for such party on the signature page hereof, or at such other address as such party may designate by ten (10) days’ advance written notice to the other.

10.10      Cooperation.  Each party hereby covenants and agrees that it shall execute and deliver all materials including, but not limited to, returns, supporting schedules, workpapers, correspondence and other documents relating to the consolidated return to any party to this Agreement during regular business hours.

10.11      Counterparts.  This Agreement may be executed in multiple copies, each of which shall for all purposes constitute an Agreement, binding on the parties, and each partner hereby covenants and agrees to execute all duplicates or replacement counterparts of this Agreement as may be required.

10.12      Computation of Time.  Whenever the last day for the exercise of any privilege or the discharge of any duty hereunder shall fall on a Saturday, Sunday or any public or legal holiday, whether local or national, the person having such privilege or duty shall have until 5:00 p.m. Pacific Standard Time on the next business day to exercise such privilege, or to discharge such duty.

10.13      Costs and Expenses.  Unless otherwise provided in this Agreement, each party shall bear all fees and expenses incurred in performing its obligations under this Agreement.

10.14      Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

In Witness Whereof, the parties hereto have duly executed this Agreement as of the day and year first above written.

                                                                                                The Titan Corporation

By
Name:
Title:

SureBeam Corporation

By
Name:
Title: